Exhibit 99.1

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data—Unaudited

(Dollars in Millions, except Per Ton Data)

	2012		2011	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2012	2011
NET SALES	$1,090.6	$1,121.6	$1,289.0	$2,212.2	$2,476.0

Cost of materials sold	906.6	930.8	1,125.1	1,837.4	2,155.4

Gross profit	184.0	190.8	163.9	374.8	320.6
Warehousing, delivery, selling, general and administrative	131.5	131.4	139.8	262.9	275.0
Restructuring and other charges	—	—	0.6	—	0.9
Impairment charge on fixed assets	0.9	—	2.5	0.9	2.5

OPERATING PROFIT	51.6	59.4	21.0	111.0	42.2

Other income and (expense), net	0.8	(0.3)	(0.7)	0.5	5.0
Interest and other expense on debt	(19.8)	(19.3)	(20.4)	(39.1)	(40.1)

INCOME (LOSS) BEFORE INCOME TAXES	32.6	39.8	(0.1)	72.4	7.1

Provision for income taxes	3.2	2.7	7.7	5.9	6.5

NET INCOME (LOSS)	29.4	37.1	(7.8)	66.5	0.6

Less: Net loss attributable to noncontrolling interest	(1.2)	(1.1)	(0.6)	(2.3)	(1.6)

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON INC.	$30.6	$38.2	$(7.2)	$68.8	$2.2

Supplemental Data :
Tons shipped (000)	568	576	647	1,144	1,292
Shipping days	64	64	64	128	128

Average selling price/ton	$1,920	$1,947	$1,992	$1,934	$1,916
Gross profit/ton	324	331	253	328	248
Operating profit/ton	91	103	32	97	33

LIFO expense (income)/ton	(15)	(14)	74	(15)	63

LIFO expense (income)	$(8.6)	$(8.1)	$48.1	$(16.7)	$81.4

Depreciation and amortization expense	11.9	11.0	11.3	22.9	21.8

Cash flow from operating activities	(31.8)	33.3	(71.5)	1.5	(175.2)
Capital expenditures	(11.4)	(14.5)	(12.7)	(25.9)	(19.1)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation.

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Net Income (Loss) Attributable to Ryerson Inc. to EBITDA

(Dollars in millions)

	2012		2011
	Second	First	Second
	Quarter	Quarter	Quarter
Net income (loss) attributable to Ryerson Inc.	$30.6	$38.2	$(7.2)
Interest and other expense on debt	19.8	19.3	20.4
Provision for income taxes	3.2	2.7	7.7
Depreciation and amortization expense	11.9	11.0	11.3

EBITDA	$65.5	$71.2	$32.2
Reorganization	1.9	3.0	2.6
Advisory services fee	1.2	1.3	1.2
Foreign currency transaction (gains) losses	(0.5)	0.6	0.2
Impairment charge on fixed assets	0.9	—	2.5
Other adjustments	(0.3)	(0.3)	0.5

Adjusted EBITDA	$68.7	$75.8	$39.2

Adjusted EBITDA	$68.7	$75.8	$39.2
LIFO expense (income)	(8.6)	(8.1)	48.1

Adjusted EBITDA, excluding LIFO expense (income)	$60.1	$67.7	$87.3

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, the payment of management fees and other gains or losses. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and are measures frequently used by securities analysts and investors. EBITDA and Adjusted EBITDA do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA and Adjusted EBITDA may differ from that of other companies. Above is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense.